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EXHIBIT 99.1


          KAMAN CORPORATION'S REMAINING 6% CONVERTIBLE
         SUBORDINATED DEBENTURES DUE 2012 (NASDAQ:KAMNG)
      TO MOVE TO THE OTC BULLETIN BOARD ON FEBRUARY 4, 2004


BLOOMFIELD, Conn. (January 29, 2004) - - Kaman Corporation has received a letter from The NASDAQ Stock Market, notifying the company that its remaining 6% Convertible Subordinated Debentures due 2012 (NASDAQ:KAMNG), originally issued in 1987 and paid down or converted from an original balance of $95 million to a current balance of less than $24 million, will be delisted from the Nasdaq Small Cap Market at the opening of business on February 4, 2004. The securities are then expected to trade on the OTC bulletin board from that date forward under the symbol KAMNG.

Marketplace Rule 4310(c)(1) requires that listed securities have at least two market makers over the previous 10 consecutive trading days to qualify for listing, a requirement that these debentures, now several years into their sinking fund phase and not traded since September 2003, no longer meet. Because the issue is small and in the late stages of its life, the company has elected not to take advantage of either an appeal process or Marketplace Rule 4310 (c)(8)(A) that provides for a period of 30 days to secure additional market makers for the security. This notice is issued to satisfy Marketplace Rule 4815(b).

Kaman's publicly traded Class A Common Shares (NASDAQ:KAMNA) are not affected by this action.

Kaman Corporation, headquartered in Bloomfield, Conn., conducts business in the aerospace, industrial distribution and music distribution markets.

                                ###

Contact:
Russell H. Jones
SVP, Chief  Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com











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